Exhibit 99.2

Media Contacts:

Atlanta and National Media: David Rubinger 404.502.1240/ david@rubinger.com

Middle Georgia Media: Tom Woodbery 478.796.6007/ tom.woodbery@statebt.com

State Bank Names Callicutt Chief Financial Officer

ATLANTA, August 16, 2011 — State Bank Financial Corporation (NASDAQ: STBZ) today announced that Thomas L. Callicutt, Jr. has joined the company as Executive Vice President and will assume the role of Chief Financial Officer effective September 30, 2011.  Mr. Callicutt most recently served as Senior Executive Vice President, CFO and Treasurer of Whitney Holding Corporation in New Orleans.

Mr. Callicutt will succeed John S. Poelker who has been serving as Chief Financial Officer since February 2011.  An orderly transition of responsibilities from Mr. Poelker to Mr. Callicutt will take place over the next several weeks.

“I want to welcome Tom to the State Bank management team. His experience and skills leading a growing publicly-traded bank holding company make him an ideal choice for our organization,” said Joe Evans, Chairman and CEO of State Bank.  “I also want to extend a special thank you to John Poelker, who fulfilled a crucial role for us as State Bank began trading on the NASDAQ in the spring of 2011.”

Mr. Callicutt joined Whitney in 1998, became CFO in 1999 and during his 12-year tenure there led the financial organization of the company that more than doubled in size until its acquisition by Hancock Bank Holding Company in June of this year.  Prior to Whitney, Mr. Callicutt spent 13 years with First Commerce Corporation in New Orleans and was that bank’s Executive Vice President and Principal Accounting Officer. He began his career in public accounting in the Memphis office of Arthur Andersen & Co.  Mr. Callicutt earned both his bachelor’s degree and MBA from the University of Mississippi.

In addition to Mr. Callicutt, State Bank also announced that David F. Black has joined the company as Senior Vice President of Finance, overseeing management reporting, performance analytics, strategic planning and investor relations, reporting to Mr. Callicutt.

Prior to State Bank, Mr. Black was Director of Corporate Strategy with First Horizon National Corporation in Memphis, Tennessee. Previously, Mr. Black held a variety of leadership roles with Wachovia Corporation (now Wells Fargo) and began his career in the commercial bank training program at SunTrust Banks, Inc. Mr. Black is a graduate of University of Georgia and received his MBA from Georgia’s Terry College of Business.

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About State Bank Financial Corporation and State & Trust Company

Atlanta-based State Bank Financial Corporation (NASDAQ:STBZ) is the holding company for State Bank & Trust Company, one of Georgia’s best-capitalized banks, with $2.77 billion in assets as of June 30, 2011. State Bank has locations in Metro Atlanta and Bibb, Houston, Dooly, and Jones counties in Middle Georgia.

State Bank has been named the top performing bank in the United States, according to Bank Director magazine’s 2011 Bank Performance Scorecard, a ranking of the 150 largest U.S. publicly traded banks and thrifts based on 2010 calendar-year financials.

In 2009, State Bank acquired assets and deposits of the six bank subsidiaries of Security Bank Corporation, The Buckhead Community Bank and First Security National Bank in transactions facilitated by the Federal Deposit Insurance Corporation.  In 2010, State Bank acquired assets and deposits of NorthWest Bank & Trust of Acworth, Georgia. And in 2011, it acquired assets and deposits of United Americas Bank of Atlanta.

State Bank raised $300 million in capital, including investments from the executive management team, to facilitate its acquisitions.

Over the past twenty-five years, State Bank Chairman and CEO Joe Evans and his management team have led some of Georgia’s most successful community banks, including Flag Financial Corp., Century South Banks, and Bank Corporation of Georgia. State Bank and Trust Company’s headquarters are in Macon, Georgia.

To learn more about State Bank, visit www.statebt.com .

STATE BANK & TRUST COMPANY

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